Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

FUND CCO AGREEMENT

AGREEMENT made as of November 7, 2023 by and between XD Fund Trust, a Delaware statutory trust, with its principal office and place of business at 1 Corporate Drive, Suite #100, Windsor Locks, CT 06096 (“Trust”), and Compliance4, LLC, a Maine limited liability company, with its principal office and place of business at 9 Terison Drive, Suite 100, Falmouth, Maine 04105 (“Compliance4”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Trust has a series called the XD Treasury Money Market Fund, an open-end, diversified management investment company that is operated as a money market fund (“Fund”). The Fund is authorized to issue shares of beneficial interest of the Fund (“Shares”) and the Shares are continuously offered under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Trust desires that Compliance4 perform certain compliance services and Compliance4 is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and Compliance4, intending to be legally bound, hereby agree as follows:

SECTION 1. PROVISION OF CCO; DELIVERY OF DOCUMENTS

(a)          Compliance4 hereby agrees to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-l of the 1940 Act (“Rule 38a-l”), to the Trust.

(b)        For the purpose of providing these services, the Trust has retained Compliance4 and has appointed Peter R. Guarino to serve as the CCO of the Trust as required under Rule 38a-1 of the 1940 Act. Mr. Guarino, on behalf of Compliance4 accepts such appointment under the terms and conditions set forth in this Agreement.

(c)          In connection therewith, the Trust has delivered to Compliance4 copies of, and shall promptly furnish Compliance4 with all amendments of or supplements to: (i) the Trust’s Declaration of Trust and By-Laws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act and/or the 1940 Act (the “Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), if any, or Private Offering Memorandum in place for the Trust covered by this Agreement; (iv) each plan of distribution or similar document that may be adopted by the Trust under Rule 12b-l under the 1940 Act and each current shareholder service plan or similar document adopted by the Trust with respect to the Trust; (v) copies of the Trust’s current annual and semi-annual reports to shareholders; (vi) all compliance and risk management policies, programs and procedures adopted by the Trust with respect to the Trust. The Trust shall deliver to Compliance4 a certified copy of the resolution of the Board of Trustees of the Trust (the “Board”) appointing the CCO and authorizing the execution and delivery of this Agreement. In addition, the Trust shall deliver, or cause to deliver, to Compliance4 upon Compliance4’s reasonable request any other documents that would enable Compliance4 to perform the services described in this Agreement.

SECTION 2. DUTIES OF COMPLIANCE4

(a)          Subject to the approval of the Board, Compliance4 shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to serve as the Trust’s CCO. Compliance4’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

(b)          With respect to the Trust, the CCO shall:

(i)	report directly to the Board;

(ii)	review and administer the Trust’s compliance program policies and procedures and review and oversee those policies and procedures of the adviser, administrator, principal underwriter, custodian and transfer agent (collectively, “Service Providers”) that relate to the Trust;

(iii)	conduct periodic reviews of the Trust’s compliance program and incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv)	review, no less frequently than annually, the adequacy of the policies and procedures of the Trust and its Service Providers and the effectiveness of their implementation;

(v)	design or enhance testing methods for the Trust’s compliance program policies and procedures;

(vi)	perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers;

(vii)	conduct periodic site visits to the adviser and other Service Providers, as reasonably requested and/or necessary;

(viii)	prepare CCO Reports for the Board and attend Board meetings quarterly and as requested;

(ix)	lead informational and training meetings for Trust officers and key Adviser employees reviewing compliance obligations under the Trust’s compliance program;

(x)	provide oversight of Adviser’s fair valuation process for the Trust’s hard to value securities;

(xi)	monitor the identification of affiliated persons of the Trust and the Adviser to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act;

(xii)	review the Adviser’s Rule 206(4)-7 compliance manual for conformity with the Trust’s compliance program policies and procedures and any undertakings made to the SEC;

(xiii)	review and monitor the Trust’s marketing materials and the Trust’s website;

(xiv)	review the periodic compliance reporting of any transactional or historical testing and analysis of the Trust’s compliance program conducted by the Service Providers’ compliance teams;

(xv)	collaborate with Trust counsel or a Service Provider to enhance the current composite compliance calendar outlining a schedule for the Trust to address its own and the Service Providers’ key compliance responsibilities on an on-going basis;

(xvi)	serve as the Trust’s anti-money laundering officer and provide oversight of the Service Providers anti-money laundering programs; and

(xvii)	no less than annually, meet separately with those members of the Board that are not “interested persons” of the Trust.

(c)          Compliance4 may provide other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(d)          Compliance4 shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-l thereunder (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to the Records at all times during Compliance4’s normal business hours. Upon the reasonable request of the Trust, copies of any of the Records shall be provided promptly by Compliance4 to the Trust or its authorized representatives at the Trust’s expense. In the alternative, at the end of any such period, if the Trust instructs Compliance4 to destroy any or all such Records, Compliance4 shall provide reasonable proof of their destruction to the Trust.

(e)          Nothing contained herein shall be construed to require Compliance4 to perform any service that could cause Compliance4 to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended (“Advisers Act”), or that could cause the Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act. Further, while Compliance4 will provide consulting and other services under this Agreement to assist the Trust with respect to the Trust’s obligations under and compliance with various laws and regulations, Trust understands and agrees that Compliance4 is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Compliance4 and Trust or to require Compliance4 to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Compliance4’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the Advisers Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(f)          Compliance4 does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Compliance4 will make every reasonable effort to provide the services described in this Agreement; however, Compliance4 does not guarantee that work performed by Compliance4 or the CCO for the Trust would be favorably received by any regulatory agency.

(g)          In order for Compliance4 to perform the services required by this Section 2, the Trust shall (1) instruct all Service Providers to furnish any and all information to Compliance4 as reasonably requested by Compliance4, and assist Compliance4 as may be required and (2) ensure that Compliance4 has access to all records and documents maintained by the Trust or any Service Provider.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)          Compliance4 shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Compliance4 in writing. Compliance4 shall use its best judgment and efforts in rendering the services described in this Agreement and shall not be liable to the Trust or any of the Trust’s shareholders for any action or inaction of Compliance4 or the CCO relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance by Compliance4. Compliance4 shall be responsible for the performance of such duties as are set forth in this Agreement or as may be imposed by law. For purposes of this Agreement, “Recklessness” means that Compliance4 actually knew its actions would likely result in substantial harm to the Trust; “Gross Negligence” means an act or failure to act which materially deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof; and “Willful Misconduct” means a wrongful, intentional act or failure to act with intentional disregard of the harm that could result thereof. Further, neither Compliance4 nor the CCO shall be liable to the Trust or any of the Trust’s shareholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Trust counsel or counsel to the trustees of the Board who are not “interested persons” (as defined in the 1940 Act) (the “Independent Trustees”); and/or (ii) any certified copy of any resolution of the Board. Neither Compliance4 nor the CCO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Compliance4 or the CCO reasonably believe in good faith to be genuine.

(b)       The Trust expressly understands and acknowledges that the services Compliance4 provides pursuant to this Agreement are largely a matter of professional judgment. While Compliance4 takes reasonable precaution to ensure that its services are of professional quality and reflect current regulatory requirements, Compliance4 cannot guarantee that future regulatory and industry changes will not render such services obsolete.

(c)          To the fullest extent permitted by law, the Trust agrees to indemnify and hold harmless Compliance4, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Compliance4 within the meaning of Section 15 of the Securities Act (any of Compliance4, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Compliance4 Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Compliance4’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Trust.

In no case (i) is the indemnity of the Trust in favor of any Compliance4 Indemnitee to be deemed to protect the Compliance4 Indemnitee against any liability to which the Compliance4 Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable with respect to any claim made against any Compliance4 Indemnitee unless the Compliance4 Indemnitee notifies the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Compliance4 Indemnitee (or after the Compliance4 Indemnitee receives notice of service on any designated agent).

Failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to any Compliance4 Indemnitee unless failure or delay to so notify the Trust prejudices the Trust’s ability to defend against such claim. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Compliance4 Indemnitee, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, the Compliance4 Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Compliance4 Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(d)          Compliance4 agrees to indemnify and hold harmless the Trust and each of its trustees and officers and any person who controls the Trust within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, the Trust and each of its trustees and officers and its controlling persons are collectively referred to as the “Trust Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Compliance4, or (ii) Compliance4’s failure to comply in any material respect with applicable securities laws.

In no case (i) is the indemnity of Compliance4 in favor of any Trust Indemnitee to be deemed to protect any Trust Indemnitee against any liability to which such Trust Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Compliance4 to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Trust Indemnitee unless the Trust Indemnitee notifies Compliance4 in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Trust Indemnitee (or after the Trust Indemnitee has received notice of service on any designated agent).

Failure to notify Compliance4 of any claim shall not relieve Compliance4 from any liability that it may have to the Trust Indemnitee against whom such action is brought unless failure or delay to so notify Compliance4 prejudices Compliance4’s ability to defend against such claim. Compliance4 shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Compliance4 elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust Indemnitee, defendant or defendants in the suit. In the event that Compliance4 elects to assume the defense of any suit and retain counsel, the Trust Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If Compliance4 does not elect to assume the defense of any suit, it will reimburse the Trust Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(e)          No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(c) or 3(d) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(f)          The Trust, and not Compliance4, shall be solely responsible for approval of the designation of the CCO, as well as for removing the CCO, as the case may be, from such person’s responsibilities related to the Trust in accordance with Rule 38a-l. Therefore, notwithstanding the provisions of this Section 3, the Trust shall supervise the activities of the CCO with regard to such activities.

(g)          The Trust agrees that Compliance4, its employees, officers and directors shall not be liable to the Trust for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of the fees paid to Compliance4 in performing services hereunder. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

In no event shall either party or their respective employees, officers, trustees and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

(h)          Compliance4 shall not be liable for the errors of service providers to the Trust or their systems unless such errors arise out of the absence of bad faith, reckless disregard, gross negligence or willful misfeasance by Compliance4.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(ii)	Compliance4 covenants, represents and warrants to the Trust that:

(ii)	it is a limited liability company duly organized and in good standing under the laws of the State of Maine;

(ii)         it is duly qualified to carry on its business in the State of Maine;

(iii)        it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)        all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)         it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO in the performance of the duties and obligations under this Agreement;

(vi)        this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Compliance4, enforceable against Compliance4 in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)       it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of those duties to the Trust, act in good faith and in a manner reasonably believed by such person to be in the best interests of the Trust;

(viii)      it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-l) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or a Service Provider;

(ix)         it shall report to the Board promptly if it learns of CCO malfeasance or in the event the CCO is terminated as a CCO by another Trust or if the CCO is terminated by Compliance4; and

(x)          it shall report to the Board if at any time the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b)          The Trust covenants, represents and warrants to Compliance4 that:

(i)         the Trust is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

(ii)         it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)        all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)        it is an open-end, diversified management investment company registered under the 1940 Act that is operated as a money market fund;

(v)         this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)        a registration statement under the Securities Act and the 1940 Act is effective and will remain effective and appropriate State securities law filings will be or have been made and will continue to be made with respect to the Trust;

(vii)       the CCO shall be covered by the Trust’s Trustees & Officers Liability Insurance Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as an officer of the Trust on substantially the same terms as such coverage is provided for all other Trust officers after such persons are no longer officers of the Trust; and (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for all other Trust officers (and for a period of no less than six years). The Trust shall provide Compliance4 with proof of current coverage, including a copy of the Policy, and shall notify Compliance4 immediately should the Policy be cancelled or terminated; and

(viii)      the CCO is a named officer in the Trust’s Organizational Documents, corporate resolutions and subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)          In consideration of the compliance services provided by Compliance4 pursuant to this Agreement, the Trust shall pay Compliance4 the fees and expenses set forth in Appendix A hereto.

All fees payable hereunder shall be accrued daily by the Trust and shall be payable monthly in advance on the first business day of each calendar month for services to be performed for such calendar month. All out-of-pocket charges incurred by Compliance4 shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full quarter in which the effectiveness or termination occurs. Upon the termination of this Agreement, either the Trust shall pay to Compliance4 such compensation as shall be due and payable as of the effective date of termination or Compliance4 shall refund such pro-rated compensation due to the Trust.

(b)          Compliance4 may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Trust counsel or if approved by the Board, the opinion of counsel to the Independent Trustees. The costs of any such advice or opinion shall be borne by the Trust.

(c)          The CCO is serving solely as an officer of the Trust and neither the CCO nor Compliance4 shall be responsible for, or have any obligation to pay, any of the expenses of the Trust. All Trust expenses shall be the sole obligation of the Trust, which shall pay or cause to be paid all Trust expenses.

        SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)          This Agreement shall become effective on the date indicated above (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Trust.

(b)          This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)          This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Compliance4 or (ii) by Compliance4 on thirty (30) days’ written notice to the Trust, provided, however, that the Board will have the right and authority to remove the individual designated by Compliance4 as the Trust’s CCO at any time, with or without cause, without payment of any penalty. In this case, Compliance4 will designate another qualified employee of Compliance4, subject to approval of the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (x) the designation, and approval by the Board, of a new permanent CCO; or (y) the termination of this Agreement.

(d)        This Agreement and the consulting engagement hereunder shall terminate upon the death of the Trust’s CCO, and the Trust may terminate the consulting engagement hereunder and this Agreement at any time in the event of the Trust CCO’s “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean the failure of the Trust CCO to perform the duties and responsibilities contemplated under this Agreement for a period of more than thirty (30) days during any consecutive 12-month period due to physical or mental incapacity or impairment.

(e)          Should the employment of the individual designated by Compliance4 to serve as the Trust’s CCO be terminated for any reason (other than by death or Total Disability, which events shall lead to termination of this Agreement pursuant to Section 6(d) above), Compliance4 will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement.

(f)          The provisions of Sections 3, 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(g)          This Agreement and the rights and duties under this Agreement shall not be assignable by either Compliance4 or the Trust except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Compliance4 agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that Compliance4 may release such other information (a) as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Compliance4 is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Compliance4 shall seek the approval of the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested in writing by the Trust.

SECTION 8. FORCE MAJEURE

Compliance4 shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Compliance4’s obligations hereunder are to oversee or monitor the activities of third parties, Compliance4 shall not be liable for any failure or delay in the performance of Compliance4’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Compliance4.

SECTION 9. ACTIVITIES OF COMPLIANCE4

(a)          Except to the extent necessary to perform Compliance4’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Compliance4’s or Mr. Guarino’s right, or the right of any of Compliance4’s managers, officers or employees who also may be a director, trustee, officer or employee of the Trust (including, without limitation, the CCO), or who are otherwise affiliated persons of the Trust, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)          Upon prior approval by the Trust, Compliance4 may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Compliance4 who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Compliance4 of its responsibilities hereunder. Compliance4 may pay those persons for their services, but no such payment will increase Compliance4’s compensation or reimbursement of expenses from the Trust.

SECTION 10. COOPERATION WITH COUNSEL AND INDEPENDENT PUBLIC ACCOUNTANTS

Compliance4 shall cooperate with the Trust’s counsel (and counsel, if any, to the independent trustees) and independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Trust and the shareholders of the Trust shall not be liable for any obligations of the Trust under this Agreement, and Compliance4 agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust.

SECTION 12. MISCELLANEOUS

(a)          This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Maine, without regard to the conflict of laws provisions thereof.

(b)          This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)          If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Compliance4 and Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)          Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)          This Agreement may only be amended with the written consent of the party being charged with the amendment. Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by email (with confirmation of receipt) or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Compliance4 or the Trust, as the case may be. Notice shall be given to each party at the following address:

(i) To Compliance4:	(ii) To Trust:
Compliance4, LLC 9 Terison Drive, Suite 100 Falmouth, ME 04105 Attn: President Phone: (207) 747-5934	XD Fund Trust 1 Corporate Drive, Suite #100 Windsor Locks, CT Attn: Sreevatsan Rajagopalan Phone: (860) 706-4610

(f)          Invoices for fees and expenses due to Compliance4 hereunder and as set forth in Appendix A hereto shall be sent by Compliance4 to the address furnished below unless and until changed by the Trust (Trust to provide reasonable advance notice of any change of billing address to Compliance4):

XD Fund Trust

1 Corporate Drive, Suite #100

Windsor Locks, CT

Attn:Sreevatsan Rajagopalan

Phone: (860) 706-4610

Email: vats@xdusfundadvisor.com

(g)          Nothing contained in this Agreement is intended to or shall require Compliance4, in any capacity hereunder, to perform any functions or duties on any day other than a Trust business day. Functions or duties normally scheduled to be performed on any day which is not a Trust business day shall be performed on, and as of, the next Trust business day, unless otherwise required by law.

(h)          The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

COMPLIANCE4, LLC	XD FUND TRUST

/s/ Peter R. Guarino	/s/ Sreevatsan Rajagopalan

Peter R. Guarino	Sreevatsan Rajagopalan
President	President

Appendix A

Compliance4 Compensation

[REDACTED]